EXHIBIT 99.1

Alta Mesa Announces First Quarter 2016 Financial Results and Operational Update

HOUSTON, May 13, 2016 (GLOBE NEWSWIRE) -- Alta Mesa Holdings, LP announced its financial results for the first quarter of 2016 and provided highlights of its recent operations. A conference call to discuss these results is scheduled for today at 1 p.m. Central time (888-347-8149).

Financial and operational highlights of note for the quarter include the following:

  Adjusted EBITDAX totaled $31.1 million
  Production totaled 1.7 MMBOE, or approximately 18,300 BOE per day
  Production mix is 73% oil and natural gas liquids

Adjusted EBITDAX

Adjusted EBITDAX (a non-GAAP financial measure, defined below) for the first quarter of 2016 was $31.1 million, compared to $50.7 million for the first quarter of 2015. EBITDAX for the first quarter is within the previous guidance for Q1-2016 of $31 to $33 million. The change in Adjusted EBITDAX between the two periods was affected by lower realized revenue, partially offset by a decrease in general and administrative expense, workovers and severance taxes. Adjusted EBITDAX for the second quarter of 2016 is expected to range between $61 and $63 million.

Production

Production volumes for the first quarter of 2016 totaled approximately 1,670 MBOE, or an average of approximately 18,300 BOE per day, compared to 1,700 MBOE or approximately 19,000 BOE per day in the first quarter of 2015. Production for the first quarter is within the previous guidance for Q1-2016 of 17,000 to 19,000 BOE per day. Alta Mesa has maintained fairly consistent production levels compared to Q1-2015 despite having sold its Eagle Ford Shale production in Q3-2015. The divested production has primarily been offset by increased production in the Sooner Trend STACK play which, in the first quarter of 2016, grew by approximately 3,300 BOE per day, or 43%, to approximately 11,000 BOE per day. The Company’s total production mix was 73% oil and natural gas liquids (84% oil, 16% liquids) for the first quarter 2016. Production for the second quarter of 2016 is expected to average between 19,000 to 21,000 BOE per day.

Realized Revenue & Hedging

Oil, natural gas and natural gas liquids revenues for the first quarter of 2016 totaled $38.0 million compared to $60.4 million in the first quarter of 2015. The change between the two periods for revenues was due primarily to the decrease in commodity prices and in oil and natural gas production. Realized prices for oil (including settlements of derivative contracts) for the first quarter of 2016 were $53.21 per barrel, compared to $74.96 per barrel in the first quarter 2015. Realized prices for natural gas (including settlements of derivative contracts) for the first quarter 2016 were $2.44 per MCF, compared to $3.99 per MCF in first quarter 2015. Alta Mesa has an active hedging program and as of March 31, 2016, had approximately 72% of its forecasted PDP production hedged through 2019 at average annual floor prices ranging from $2.88 per MMBtu to $4.50 per MMBtu for natural gas and $61.05 per Bbl to $67.05 per Bbl for oil.

Total Lease Operating Expense

Total lease operating expense, inclusive of production and ad valorem taxes and workover expenses, for the first quarter of 2016 was $22.3 million compared to $26.0 million for the first quarter of 2015. On per unit of production basis, lease operating expense for the first quarter 2016 was $13.40 per BOE compared to $15.21 per BOE for the first quarter of 2015. The difference in total lease operating expenses between the two periods is due in part to the decline in production taxes due to the decline in oil revenues and in workover expense.

Depreciation, Depletion and Amortization

Depreciation, depletion and amortization expense for the first quarter of 2016 was $21.5 million compared to $40.7 million for the first quarter of 2015. On a per unit of production basis, depreciation, depletion and amortization expense for the first quarter 2016 was $12.89 per BOE compared to $23.84 per BOE for the first quarter of 2015.

General and Administrative Expenses

General and administrative expense for the first quarter of 2016 was $10.2 million, down $7.5 million compared to $17.7 million for the first quarter of 2015. The difference in general and administrative expense between the two periods is primarily due to a decrease in salary, benefits and performance bonus and a decrease in accrued settlement expense, partially offset by an increase in legal fees. On a per unit basis, the expense decreased to $6.11 per BOE in the first quarter 2016 from $10.36 per BOE in the first quarter 2015.

Net Loss

Net loss for the first quarter of 2016 was ($24.2) million, compared to a net loss of ($109.2) million for the first quarter of 2015. The difference in net loss between the two periods was primarily due to lower impairment expense, depreciation depletion and amortization expense, and general and administrative expense, partially offset by lower realized revenue.

Borrowing Base Redetermination

Pending approval by all the lenders in the bank group, the Company anticipates that the borrowing base for its Credit Facility will be reaffirmed at its current level of $300 million. Alta Mesa is in compliance with all of the financial covenants associated with this Credit Facility and its Senior Secured Term Loan. The next scheduled redetermination of the borrowing base is November 1, 2016. The credit facility is provided by a syndicate of ten banks agented by Wells Fargo Bank, N.A. and co-agented by Union Bank, N.A.

Liability Management

Alta Mesa continues to evaluate its liability management options and may in the future engage in negotiations with holders of its senior notes or other debt holders regarding potential alternative transactions, along with possible avenues for increasing its near-term liquidity. There can be no assurance that any such negotiations will be successful or that Alta Mesa will enter into any alternative transaction.

Operational Highlights

STACK Play in Sooner Trend, Oklahoma:

Alta Mesa's assets in the Sooner Trend in Oklahoma are concentrated in large, contiguous acreage blocks with multiple productive zones at depths generally from between 4,000 feet and 8,000 feet. Activity in these fields is focused on the continued implementation of a multi-year, multi-rig program to develop several pay zones with horizontal drilling and multi-stage hydraulic fracturing of the Mississippian age Osage, Meramec and Manning zones; the Pennsylvanian Oswego; and the definition of similar exploitation opportunities in the Woodford Shale, Hunton Lime, and other formations. In the first quarter of 2016, the Company completed four horizontal wells in the Osage zone. The Company had 16 horizontal wells in progress as of the end of the first quarter of 2016, eight of which were completed subsequent to the end of the quarter. Six of the wells in progress for the first quarter of 2016 were part of the Company’s Joint Development Agreement with Bayou City Energy Management. Currently, the Company is operating three drilling rigs in Sooner Trend for horizontal development with potential to bring on one or two additional drillings rigs in 2016.  Capital expenditures for this area in the first quarter of 2016 were $31.5 million out of $38.3 million.  Average daily production for this core area in the first quarter of 2016 was approximately 11,000 BOE per day (77% oil and natural gas liquids). Production in the Sooner Trend was up 43% and 15% as compared to the first and fourth quarters of 2015, respectively. During the first quarter of 2016, production from several wells was either curtailed or shut-in while awaiting connection to midstream infrastructure which is currently under construction or commissioning. The midstream facility is expected to commence operations in late May 2016.  The Company estimates the impact of these limitations during the first quarter was 15% to 20% of the Company's total production.

Weeks Island Area, Louisiana:

Alta Mesa’s assets in this area are comprised of the Weeks Island field, located in Iberia Parish and the Cote Blanche Island field in St. Mary Parish. Each of these is a historically-prolific oil field with multiple stacked pay zones that are structurally and stratigraphically trapped around a piercement salt dome, which the Company believes offer significant future opportunities for added production and reserves. During 2016 Alta Mesa will be focusing on maintaining production in this area through more efficient lifting operations and workovers.  Average daily production for the first quarter of 2016 was approximately 4,100 BOE per day, of which 93% was oil. Production from the Weeks Island Area has remained above 4,000 BOE per day since November 2013.

Conference Call Information

Alta Mesa invites you to listen to its conference call which will discuss its financial and operational results at 1:00 p.m., Central time, on Friday, May 13, 2016. If you wish to participate in this conference call, dial 888-347-8149 (toll free in US/Canada) or 412-902-4228 (for International calls), five to ten minutes before the scheduled start time (note that no conference ID is needed). A webcast of the call and any related materials will be available on Alta Mesa’s website at www.altamesa.net. Additionally, a replay of the conference call will be available for one week following the live broadcast by dialing 877-870-5176 (toll free in US/Canada) or 858-384-5517 (International calls), and referencing Conference ID # 10086156.

Alta Mesa Holdings, LP is a privately held company engaged primarily in onshore oil and natural gas acquisition, exploitation, exploration and production whose focus is to maximize the profitability of our assets in a safe and environmentally sound manner.  We seek to maintain a portfolio of lower risk properties in plays with known resources where we identify a large inventory of lower risk drilling, development, and enhanced recovery and exploitation opportunities. Our core properties are located in Oklahoma and Louisiana. We maximize the profitability of our assets by focusing on sound engineering, enhanced geological techniques including 3-D seismic analysis, and proven drilling, stimulation, completion, and production methods. Alta Mesa Holdings, LP is headquartered in Houston, Texas.

Safe Harbor Statement and Disclaimer

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, regarding Alta Mesa’s strategy, future operations, financial position, potential alternative debt transactions, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “could”, “should”, “will”, “play”, “believe”, “anticipate”, “intend”, “estimate”, “expect”, “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Alta Mesa’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Forward-looking statements may include statements about Alta Mesa’s: business strategy; negotiations regarding and status of potential alternative debt transactions reserves quantities and the present value of its reserves; financial strategy, liquidity and capital required for its development program;  future oil and natural gas prices; timing and amount of future production of oil and natural gas; hedging strategy and results; future drilling plans; marketing of oil and natural gas; leasehold or business acquisitions; costs of developing its properties; liquidity and access to capital; uncertainty regarding its future operating results; and plans, objectives, expectations and intentions contained in this press release that are not historical. Alta Mesa cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond its control, incident to the exploration for and development and production of oil and natural gas. These risks include, but are not limited to, commodity price volatility, low prices for oil and/or natural gas, global economic conditions, inflation, increased operating cost, lack of availability of drilling and production equipment and services, environmental risks, weather risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating oil and natural gas reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and other risks. Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reservoir engineers. Specifically, future prices received for production and costs may vary, perhaps significantly, from the prices and costs assumed for purposes of these estimates.  Prices for oil or gas began a severe decline in the third quarter of 2014 and remain depressed as of the date of this press release. Prices are currently below the average calculated for 2015, and sustained lower prices will cause the twelve month weighted average price to decrease over time as the lower prices are reflected in the average price, which may result in the estimated quantities and present values of Alta Mesa’s reserves being reduced. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, Alta Mesa’s actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we may issue. Except as otherwise required by applicable law, Alta Mesa disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release.

ALTA MESA HOLDINGS, LP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended
	March 31,
	2016	2015
	(in thousands)
OPERATING REVENUES AND OTHER
Oil	$31,244	$49,432
Natural gas	4,691	8,241
Natural gas liquids	2,105	2,676
Other revenues	127	193
Total operating revenues	38,167	60,542
Gain on sale of assets	2,648	134
Gain — derivative contracts	10,815	26,759
Total operating revenues and other	51,630	87,435
OPERATING EXPENSES
Lease and plant operating expense	18,540	18,394
Production and ad valorem taxes	2,395	4,273
Workover expense	1,397	3,322
Exploration expense	3,286	24,508
Depreciation, depletion, and amortization expense	21,493	40,725
Impairment expense	1,764	73,050
Accretion expense	539	544
General and administrative expense	10,183	17,696
Total operating expenses	59,597	182,512
LOSS FROM OPERATIONS	(7,967)	(95,077)
OTHER INCOME (EXPENSE)
Interest expense	(16,395)	(14,309)
Interest income	206	175
Total other income (expense)	(16,189)	(14,134)
LOSS BEFORE STATE INCOME TAXES	(24,156)	(109,211)
Provision for state income taxes	1	—
NET LOSS	$(24,157)	$(109,211)

ALTA MESA HOLDINGS, LP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31,	December 31,
	2016	2015
	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,785	$8,869
Short-term restricted cash	142,040	105
Accounts receivable, net of allowance of $788 and $1,402, respectively	24,221	27,111
Other receivables	10,078	18,526
Receivables due from affiliate	2,517	1,053
Prepaid expenses and other current assets	4,168	4,774
Derivative financial instruments	50,947	62,631
Total current assets	237,756	123,069
PROPERTY AND EQUIPMENT
Oil and natural gas properties, successful efforts method, net	543,275	525,942
Other property and equipment, net	10,450	11,097
Total property and equipment, net	553,725	537,039
OTHER ASSETS
Investment in LLC — cost	9,000	9,000
Deferred financing costs, net	1,831	1,199
Notes receivable due from affiliate	9,401	9,213
Advances to operators	—	37
Deposits and other assets	1,131	1,333
Derivative financial instruments	38,906	41,635
Total other assets	60,269	62,417
TOTAL ASSETS	$851,750	$722,525
LIABILITIES AND PARTNERS' DEFICIT
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$94,874	$84,002
Asset retirement obligations	794	729
Total current liabilities	95,668	84,731
LONG-TERM LIABILITIES
Asset retirement obligations, net of current portion	57,963	60,491
Long-term debt, net	860,604	717,775
Notes payable to founder	26,046	25,748
Other long-term liabilities	12,675	10,829
Total long-term liabilities	957,288	814,843
TOTAL LIABILITIES	1,052,956	899,574
Commitments and Contingencies
PARTNERS' DEFICIT	(201,206)	(177,049)
TOTAL LIABILITIES AND PARTNERS' DEFICIT	$851,750	$722,525

ALTA MESA HOLDINGS, LP AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
 (unaudited)

	Three Months Ended
	March 31,
	2016	2015
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(24,157)	$(109,211)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation, depletion, and amortization expense	21,493	40,725
Impairment expense	1,764	73,050
Accretion expense	539	544
Amortization of deferred financing costs	934	721
Amortization of debt discount	127	127
Dry hole expense	212	18,382
Expired leases	1,166	324
(Gain) — derivative contracts	(10,815)	(26,759)
Settlements of derivative contracts	25,228	33,712
Interest converted into debt	298	298
Interest on notes receivable	(188)	(172)
(Gain) on sale of assets	(2,648)	(134)
Changes in assets and liabilities:
Restricted cash	(141,935)	—
Accounts receivable	2,890	8,777
Other receivables	8,448	(1,791)
Receivable due from affiliate	(1,464)	(2,339)
Prepaid expenses and other non-current assets	845	(1,442)
Settlement of asset retirement obligation	(191)	(491)
Accounts payable, accrued liabilities, and other long-term liabilities	15,669	24,106
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(101,785)	58,427
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for property and equipment	(44,435)	(95,586)
Proceeds from sale of property	—	25,500
Investment in restricted cash related to property divestiture	—	24,588
NET CASH USED IN INVESTING ACTIVITIES	(44,435)	(45,498)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	141,935	21,000
Repayments of long-term debt	—	(30,000)
Additions to deferred financing costs	(799)	—
Capital distributions	—	(540)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	141,136	(9,540)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(5,084)	3,389
CASH AND CASH EQUIVALENTS, beginning of period	8,869	1,349
CASH AND CASH EQUIVALENTS, end of period	$3,785	$4,738
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest	$3,960	$1,993
Cash paid during the period for state taxes	$1	$—
Change in asset retirement obligations	$322	$363
Change in accruals or liabilities for capital expenditures	$(3,340)	$(28,474)

Prices

Below is a table of average hedged and unhedged prices received by the Company.

Average Prices including settlements of derivative contracts	Q1-2016
Natural Gas (per Mcf)	$2.44
Oil (per Bbl)	53.21
Natural Gas Liquids (per Bbl)	11.26
Combined realized (per BOE)	37.94

Average Prices excluding settlements of derivative contracts	Q1-2016
Natural Gas (per Mcf)	$1.73
Oil (per Bbl)	30.51
Natural Gas Liquids (per Bbl)	10.99
Combined (per BOE)	22.81

GAAP to Non-GAAP Reconciliation

Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income before interest expense, exploration expense, depletion, depreciation and amortization, impairment of oil and natural gas properties, accretion of asset retirement obligations, tax expense, unrealized settlements of oil and gas derivative contracts and gain/loss on sale of assets. Alta Mesa presents Adjusted EBITDAX because it believes Adjusted EBITDAX is an important supplemental measure of its performance that is frequently used by others in evaluating companies in its industry. Adjusted EBITDAX is not a measurement of Alta Mesa’s financial performance under GAAP, and should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with GAAP or as an alternative to net cash provided by operating activities as a measure of Alta Mesa’s profitability or liquidity. Adjusted EBITDAX has significant limitations, including that it does not reflect Alta Mesa’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. In addition, other companies may calculate Adjusted EBITDAX differently than Alta Mesa does, limiting its usefulness as a comparative measure.

The following table sets forth a reconciliation of net loss as determined in accordance with GAAP to Adjusted EBITDAX for the periods indicated (unaudited, dollars in thousands):

	Three Months Ended
	March 31,
	2016	2015
Net loss	$(24,157)	$(109,211)
Adjustments to loss:
Provision for income taxes	1	0
Interest expense	16,395	14,309
Unrealized loss – derivative contracts	14,413	6,953
Exploration expense	3,286	24,508
Depreciation, depletion and amortization	21,493	40,725
Impairment expense	1,764	73,050
Accretion expense	539	544
(Gain) on sale of assets	(2,648)	(134)
Adjusted EBITDAX	$31,086	$50,744

Lance L. Weaver
(281) 943-5597
lweaver@altamesa.net